Filed Pursuant to Rule 433

Registration No. 333-176707

H. J. Heinz Company

$300,000,000 2.000% Notes due 2016

$400,000,000 3.125% Notes due 2021

Pricing Term Sheet

$300,000,000 2.000% Notes due 2016

Issuer:	H. J. Heinz Company

Principal Amount:	$300,000,000

Security Type:	Senior Notes

Maturity:	September 12, 2016

Coupon:	2.000%

Issue Price:	99.967% of principal amount

Yield to Maturity:	2.007%

Spread to Benchmark Treasury:	+110 bps

Benchmark Treasury:	1.000% due August 31, 2016

Benchmark Treasury Spot and Yield:	100-14+ and 0.907%

Interest Payment Dates:	September 12 and March 12, commencing March 12, 2012

Make-Whole Call:	Treasury Rate plus 20 basis points

Trade Date:	September 7, 2011

Settlement Date:	September 12, 2011 (T+3)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Baa2 (Moody’s) / BBB+ (S&P) / BBB (Fitch)

CUSIP:	423074AL7

ISIN:	US423074AL75

Joint Book-running Managers:	J.P. Morgan Securities LLC BNP Paribas Securities Corp. HSBC Securities (USA) Inc.

Senior Co-Managers	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
Rabo Securities USA, Inc.
UBS Securities LLC

Co-Managers	Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Mitsubishi UFJ Securities (USA) Inc.
Banca IMI S.p.A.
PNC Capital Markets LLC
RBS Securities Inc.
SG Americas Securities, LLC
SunTrust Robinson Humphrey , Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Filed Pursuant to Rule 433

Registration No. 333-176707

Pricing Term Sheet

$400,000,000 3.125% Notes due 2021

Issuer:	H. J. Heinz Company

Principal Amount:	$400,000,000

Security Type:	Senior Notes

Maturity:	September 12, 2021

Coupon:	3.125%

Issue Price:	98.738% of principal amount

Yield to Maturity:	3.274%

Spread to Benchmark Treasury:	+125 bps

Benchmark Treasury:	2.125% due 8/15/2021

Benchmark Treasury Spot and Yield:	100-29 and 2.024%

Interest Payment Dates:	September 12 and March 12, commencing March 12, 2012

Make-Whole Call:	Treasury Rate plus 20 basis points

Par Call:	On or after three months prior to the maturity date

Trade Date:	September 7, 2011

Settlement Date:	September 12, 2011 (T+3)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Baa2 (Moody’s) / BBB+ (S&P) / BBB (Fitch)

CUSIP:	423074AM5

ISIN:	US423074AM58

Joint Book-running Managers:	J.P. Morgan Securities LLC BNP Paribas Securities Corp. HSBC Securities (USA) Inc.

Senior Co-Managers	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
Rabo Securities USA, Inc.
UBS Securities LLC

Co-Managers	Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Mitsubishi UFJ Securities (USA) Inc.
Banca IMI S.p.A.
PNC Capital Markets LLC
RBS Securities Inc.
SG Americas Securities, LLC
SunTrust Robinson Humphrey , Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Filed Pursuant to Rule 433

Registration No. 333-176707

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533 or HSBC Securities (USA) Inc. toll-free at 866-811-8049.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

*	The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each of the security ratings above should be evaluated independently of any other security rating.